Exhibit 10.1

COMMON UNIT PURCHASE AGREEMENT

BY AND AMONG

ATLAS PIPELINE PARTNERS, L.P.

AND

THE PURCHASERS NAMED HEREIN

i

ii

Schedules and Exhibits

Exhibit A -	Form of Registration Rights Agreement

Exhibit B -	Form of Legal Opinion

Exhibit C -	Form of Atlas Pipeline Partners GP, LLC Officer’s Certificate

Exhibit D -	Form of Warrant

iii

COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT, dated as of August 17, 2009 (this “Agreement”), by and among Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Atlas Pipeline Partners”), and each of the Purchasers signatory hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, Atlas Pipeline Partners desires to sell an aggregate of 2,689,765 Common Units and the Purchasers desire to purchase an aggregate of 2,689,765 Common Units from Atlas Pipeline Partners, each in accordance with the provisions of this Agreement; and

WHEREAS, Atlas Pipeline Partners has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlas Pipeline Partners and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“8-K Filing” shall have the meaning specified in Section 5.06.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Atlas Pipeline Partners” shall have the meaning specified in the introductory paragraph.

“Atlas Pipeline Partners Financial Statements” shall have the meaning specified in Section 3.03.

“Atlas Pipeline Partners Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of Atlas Pipeline Partners and its Subsidiaries, taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on Atlas Pipeline Partners and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business of which Atlas Pipeline Partners and its Subsidiaries participate or are engaged, (ii) the ability of Atlas Pipeline Partners and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of Atlas Pipeline Partners to consummate the transactions under any Basic Document.

“Atlas Pipeline Partners Related Parties” shall have the meaning specified in Section 7.02.

“Atlas Pipeline Partners SEC Documents” shall have the meaning specified in Section 3.03.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Board of Directors” means the board of directors of Atlas Pipeline Partners’ general partner.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in New York, New York.

“Closing” shall have the meaning specified in Section 2.04.

“Closing Date” shall have the meaning specified in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means the dollar amount set forth opposite each Purchaser’s signature page to this Agreement opposite the heading “Commitment Amount.”

“Common Unit Price” means $6.35 per Purchased Unit to be paid by each Purchaser to Atlas Pipeline Partners to purchase the Purchased Units.

“Common Units” means the Common Units of Atlas Pipeline Partners having the rights, preferences and designations set forth in the Limited Partnership Agreement.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Securities” means Common Units, options and convertible securities issued or issuable: (i) in connection with the Atlas Pipeline Partners Long-Term Incentive Plan or any other approved employee compensation arrangement, (ii) upon exercise of the Warrants, (iii) upon conversion or exercise of any options or convertible securities that are outstanding on the day immediately preceding the Closing Date, provided that the terms of such options or convertible securities are not amended, modified or changed on or after the date hereof, (iv) to consultants, vendors, or service providers of Atlas Pipeline Partners (or any of its subsidiaries) pursuant to contracts or arrangements approved by Atlas Pipeline Partners’ general partner’s Board of Directors after the Closing Date, in each case in the ordinary course of business consistent with past practices and in each case related to compensation for services (and, with respect to vendors and service providers, not the sole or principal form of compensation for such services) and not for the purpose of raising capital; (v) in connection with strategic transactions involving Atlas Pipeline Partners (including any of Atlas Pipeline Partners’ subsidiaries) and other entities, including without limitation, joint venture, licensing, collaboration, manufacturing, development, marketing, co-promotion or distribution arrangements, and (vi) as consideration for assets or equity.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Atlas Pipeline Partners, its Subsidiaries or any of their Property or any of the Purchasers.

“Indemnified Party” shall have the meaning specified in Section 7.03.

“Indemnifying Party” shall have the meaning specified in Section 7.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Limited Partnership Agreement” shall have the meaning specified in Section 2.03.

“Participation Date” means the earlier of (i) 60 days after the date the Registration Statement (as defined in the Registration Rights Agreement) is declared effective or (ii) 240 days after the Closing Date.

“Participating Unit” shall have the meaning specified in Section 4.08.

“Party” or “Parties” means Atlas Pipeline Partners and the Purchasers, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Placement Agent” means Wells Fargo Securities, LLC.

“Placement Agent Fees” means the fees that Atlas Pipeline Partners is obligated to pay to the Placement Agent upon the closing of the transactions contemplated by this Agreement.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Units” means the Common Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under this Agreement or the Registration Rights Agreement on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under this Agreement or the Registration Rights Agreement.

“Purchaser Related Parties” shall have the meaning specified in Section 7.01.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit A, to be entered into at the Closing, among Atlas Pipeline Partners and the Purchasers.

“Representatives” of any Person means the officers, managers, directors, employees, agents, affiliates, control persons, counsel, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Unitholders” means the Unitholders of Atlas Pipeline Partners (within the meaning of the Limited Partnership Agreement).

“Units” means the Units of Atlas Pipeline Partners representing limited partnership interests.

“Warrant” means the Warrant, substantially in the form attached to this Agreement as Exhibit D, to be entered into at the Closing, between Atlas Pipeline Partners and each Purchaser.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

SALE AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Atlas Pipeline Partners hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Atlas Pipeline Partners the number of Purchased Units, respectively, set forth on such Purchaser’s signature page. Each Purchaser severally and not jointly agrees to pay Atlas Pipeline Partners the Common Unit Price for each Purchased Unit purchased by such Purchaser.

Section 2.02 Independent Nature of Purchasers’ Obligations. The respective obligations of each Purchaser under this Agreement and the Registration Rights Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or the Registration Rights Agreement. The failure or waiver of performance under this Agreement or the Registration Rights Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in the Registration Rights Agreement, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Registration Rights Agreement. Except as otherwise provided in this Agreement or the Registration Rights Agreement, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or the Registration Rights Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.03 Purchased Units. The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, dated as of March 9, 2004, as amended (the “Limited Partnership Agreement”).

Section 2.04 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at 9:00 a.m., Central Daylight Time, on August 20, 2009, or at such other time and date not later than five (5) full Business Days thereafter as Atlas Pipeline Partners and the Purchasers may agree (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ATLAS PIPELINE PARTNERS

Atlas Pipeline Partners represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 3.01 Existence. Each of Atlas Pipeline Partners and its Subsidiaries: (i) is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state or other jurisdiction of its incorporation or organization; (ii) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals, necessary to own, lease, use and operate its Properties and carry on its business as its business is now being conducted as described in the Atlas Pipeline Partners SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have an Atlas Pipeline Partners Material Adverse Effect. Each of Atlas Pipeline Partners and its Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership, limited liability company or corporation, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not reasonably be expected to have an Atlas Pipeline Partners Material Adverse Effect.

Section 3.02 Capitalization and Valid Issuance of Purchased Units.

(a) As of the date of this Agreement, and prior to the issuance and sale of the Purchased Units, the issued and outstanding membership interests of Atlas Pipeline Partners consist of 47,809,425 Common Units, 20,000 Class B Preferred Units (as defined in the Limited Partnership Agreement) and Incentive Distribution Rights (as defined in the Limited Partnership Agreement). All of the outstanding Common Units, Preferred Units and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the Limited Partnership Agreement and are fully paid (to the extent required under the Limited Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware LP Act).

(b) Other than Atlas Pipeline Partners’ existing Long-Term Incentive Plan, and other existing management compensation arrangements, Atlas Pipeline Partners has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units). Atlas Pipeline Partners has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote. Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement, disclosed in the Atlas Pipeline Partners SEC Documents or as are contained in the Limited Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Atlas Pipeline Partners or any of its Subsidiaries to issue, transfer or sell any limited partnership interests or other equity interests in Atlas Pipeline Partners or any of its Subsidiaries or securities convertible into or exchangeable for such limited partnership interests or other equity interests, (ii) obligations of Atlas Pipeline Partners or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests or other equity interests in Atlas Pipeline Partners or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Atlas Pipeline Partners or any of its Subsidiaries is a party with respect to the voting of the equity interests of Atlas Pipeline Partners or any of its Subsidiaries.

(c) (i) All of the issued and outstanding equity interests of each of Atlas Pipeline Partners’ Subsidiaries are owned, directly or indirectly, by Atlas Pipeline Partners free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Atlas Pipeline Partners’ or its Subsidiaries’ credit facilities filed as exhibits to the Atlas Pipeline Partners SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by applicable Law and the organizational documents of Atlas Pipeline Partners’ Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by Section 17-607 of the Delaware LP Act or the organizational documents of Atlas Pipeline Partners’ Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Atlas Pipeline Partners SEC Documents, neither Atlas Pipeline Partners nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(d) The offer and sale of the Purchased Units and the limited partnership interests represented thereby are duly authorized by Atlas Pipeline Partners pursuant to the Limited Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Limited Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Partnership Agreement, the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.

(e) The Purchased Units will be issued in compliance with all applicable rules of The New York Stock Exchange. Prior to the Closing Date, Atlas Pipeline Partners will submit an additional listing application to The New York Stock Exchange with respect to the Purchased Units. Atlas Pipeline Partners’ currently outstanding Common Units are quoted on The New York Stock Exchange and Atlas Pipeline Partners has not received any notice of delisting.

(f) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Limited Partnership Agreement.

Section 3.03 Atlas Pipeline Partners SEC Documents. Atlas Pipeline Partners has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Atlas Pipeline Partners SEC Documents”). The Atlas Pipeline Partners SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Atlas Pipeline Partners Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Atlas Pipeline Partners SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Atlas Pipeline Partners as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Grant Thornton LLP is an independent registered public accounting firm with respect to Atlas Pipeline Partners and has not resigned or been dismissed as independent registered public accountants of Atlas Pipeline Partners as a result of or in connection with any disagreement with Atlas Pipeline Partners on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.04 Disclosures. Atlas Pipeline Partners confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their respective agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information, other than as shall be made public pursuant to Section 5.06. Atlas Pipeline Partners understands and confirms that each of the Purchasers will rely on the representations in this Article 3 in effecting transactions in securities of Atlas Pipeline Partners. No event or circumstance has occurred with respect to Atlas Pipeline Partners or any Subsidiary or either of its or their respective business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Atlas Pipeline Partners but which has not been so publicly announced or disclosed. Atlas Pipeline Partners acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article 3. All representations contained in this Article 3 are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein, in the light of the circumstances under which they were made, not misleading.

Section 3.05 No Material Adverse Change. Except as set forth in or contemplated by the Atlas Pipeline Partners SEC Documents, Atlas Pipeline Partners and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Atlas Pipeline Partners Material Adverse Effect, (ii) acquisition or disposition of any material asset by Atlas Pipeline Partners or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in Atlas Pipeline Partners’ accounting principles, practices or methods or (iv) incurrence of material indebtedness (other than the incurrence of such indebtedness as has been disclosed to, and discussed with, each of the Purchasers). Except as set forth in or contemplated by the Atlas Pipeline Partners SEC Documents, Atlas Pipeline Partners has neither issued any Common Units or other equity securities (other than under its Long-Term Incentive Plan and existing management compensation plans, each as described in the Atlas Pipeline Partners SEC Documents) nor incurred material indebtedness since June 30, 2009.

Section 3.06 Litigation. Except as set forth in the Atlas Pipeline Partners SEC Documents, there is no Action pending or, to the knowledge of Atlas Pipeline Partners, contemplated or threatened against Atlas Pipeline Partners or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have a Atlas Pipeline Partners Material Adverse Effect or which challenges the validity of any of the Basic Documents or the consummation of the transactions contemplated hereby and thereby.

Section 3.07 No Breach. The execution, delivery and performance by Atlas Pipeline Partners of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents, and compliance by Atlas Pipeline Partners with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Atlas Pipeline Partners or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the Certificate of Limited Partnership of Atlas Pipeline Partners or the Limited Partnership Agreement or any organizational documents of any of Atlas Pipeline Partners’ Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Atlas Pipeline Partners or any of its Subsidiaries is a party or by which Atlas Pipeline Partners or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Atlas Pipeline Partners or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.07 would not, individually or in the aggregate, reasonably be expected to have a Atlas Pipeline Partners Material Adverse Effect.

Section 3.08 Authority. Atlas Pipeline Partners has all necessary limited partnership power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by Atlas Pipeline Partners of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Atlas Pipeline Partners, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity. Except as contemplated by this Agreement, no approval by the Unitholders is required as a result of Atlas Pipeline Partners’ issuance and sale of the Purchased Units.

Section 3.09 Compliance with Laws. Neither Atlas Pipeline Partners nor any of its Subsidiaries is in violation of any judgment, decree or order or any Law applicable to Atlas Pipeline Partners or its Subsidiaries, except as would not, individually or in the aggregate, have a Atlas Pipeline Partners Material Adverse Effect. Atlas Pipeline Partners and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Atlas Pipeline Partners Material Adverse Effect, and neither Atlas Pipeline Partners nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not have, individually or in the aggregate, a Atlas Pipeline Partners Material Adverse Effect. Neither Atlas Pipeline Partners, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Atlas Pipeline Partners or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Atlas Pipeline Partners or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.10 Approvals. Except as contemplated by this Agreement or as required by the Commission in connection with Atlas Pipeline Partners’ obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Atlas Pipeline Partners of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Atlas Pipeline Partners Material Adverse Effect.

Section 3.11 MLP Status. Atlas Pipeline Partners met for the taxable year ended December 31, 2008, and Atlas Pipeline Partners expects to meet for the taxable year ending December 31, 2009, the gross income requirements of Section 7704(c)(2) of the Code, and accordingly Atlas Pipeline Partners is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes or for applicable tax purposes.

Section 3.12 Investment Company Status. Atlas Pipeline Partners is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.13 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither Atlas Pipeline Partners nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.14 Certain Fees. Except for the Placement Agent Fees, no fees or commissions will be payable by Atlas Pipeline Partners to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions.

Section 3.15 Internal Accounting Controls. Except as disclosed in the Atlas Pipeline Partners SEC Documents, Atlas Pipeline Partners and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.16 Insurance. Atlas Pipeline Partners and its Subsidiaries are insured against such losses and risks and in such amounts as Atlas Pipeline Partners believes in its sole discretion to be prudent for its businesses. Atlas Pipeline Partners does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.17 Registration Rights. None of the execution of this Agreement or the issuance of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any securities of Atlas Pipeline Partners, other than pursuant to the Registration Rights Agreement.

Section 3.18 No Side Agreements. There are no other agreements by, among or between Atlas Pipeline Partners or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.19 Shell Company Status. Atlas Pipeline Partners is not, and has never been, an issuer identified in Rule 144(i)(1).

Section 3.20 No Default. Neither Atlas Pipeline Partners nor any Subsidiary is in violation or default of (1) any provision of its organizational documents, (2) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (3) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Atlas Pipeline Partners or such Subsidiary or any of its properties, as applicable, any of which defaults or violations described in clauses (2) through (3) will have, or after any required notice and passage of any applicable grace period, is reasonably expected to have an Atlas Pipeline Partners Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to Atlas Pipeline Partners with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 4.01 Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02 No Breach. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03 Investment. The Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Units with a third party provided that such transactions are exempt from registration under the Securities Act.

Section 4.04 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Atlas Pipeline Partners that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.05 Restricted Securities. Such Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Atlas Pipeline Partners in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.06 Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Atlas Pipeline Partners will not be liable for any such fees or commissions.

Section 4.07 Legend. It is understood that the certificates evidencing the Purchased Units initially will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.” For the avoidance of doubt, the Purchased Units may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by such Purchased Units and such pledge shall not be deemed to be a transfer, sale or assignment of such Purchased Units, and no buyer effecting such a pledge shall be required to provide Atlas Pipeline Partners with any notice thereof or otherwise make any delivery to Atlas Pipeline Partners pursuant to this Agreement or any other Basic Document.

Section 4.08 Short Selling. Such Purchaser represents that it has not entered into any Short Sales of the Common Units owned by it between the time it first began discussions with the Issuer or the Placement Agent about the transactions contemplated by this Agreement and the date hereof; provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading of units of such Purchaser other than the unit participating in this transaction (the “Participating Unit”) so long as such other units are not acting on behalf of the Participating Unit and have not been provided with confidential information regarding Atlas Pipeline Partners by the Participating Unit.

Section 4.09 No Side Agreements. There are no other agreements by, among or between Atlas Pipeline Partners or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 4.10 Receipt of Information. The Purchaser (a) has carefully reviewed the Atlas Pipeline Partners SEC Documents and has been furnished with all other materials that it considers relevant to an investment in the Purchased Units, has had a full opportunity to ask questions of and receive answers from Atlas Pipeline Partners or any person or persons acting on behalf of Atlas Pipeline Partners concerning the terms and conditions of an investment in the Purchased Units; (b) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Purchased Units and Atlas Pipeline Partners; (c) is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, the Placement Agent, except for the statements, representations and warranties contained in this Agreement, the Registration Rights Agreement and the Atlas Pipeline Partners SEC Documents and the Purchaser is not relying on, and has not relied upon, the Placement Agent for any investigation into, assessment of, or evaluation with respect to the Purchased Units and/or Atlas Pipeline Partners; and (d) has made all decisions in connection with the offer and sale of the Purchased Units as the result of arm’s-length negotiations.

ARTICLE V

COVENANTS

Section 5.01 Issuer Lock-Up/Subsequent Issuances of Units. From the date hereof until the date that is sixty (60) days from the date hereof, Atlas Pipeline Partners shall not, directly or indirectly, (i) offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities convertible into or exchangeable or exercisable for Common Units or Common Unit equivalents, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Units or Common Unit equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) or (ii) file a registration statement under the Securities Act relating to securities that are not the Purchased Units or Warrant Units. Notwithstanding the foregoing, Atlas Pipeline Partners shall not sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Units to the Purchasers.

Section 5.02 Purchaser Participation. From the date hereof until the Participation Date, Atlas Pipeline Partners shall not conduct any Subsequent Placements, unless Atlas Pipeline Partners shall have first complied with this Section 5.02. Notwithstanding the foregoing, Atlas Pipeline Partners shall not sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Units to the Purchasers.

(a) Atlas Pipeline Partners shall deliver to the Purchaser an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance or sale (the “Offer”) of the Common Units or Common Unit equivalent being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (1) identify and describe the Offered Securities, (2) describe the price and other terms upon which they are to be issued or sold or exchanged, and the number or amount of the Offered Securities to be issued or sold or exchanged, (3) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued or sold and (4) offer to issue and sell to the Purchaser at least its pro rata portion of 35% of the Offered Securities actually sold in such Subsequent Placement. The Purchaser’s pro rata portion shall be determined based upon the percentage of the total amount of Purchased Units purchased by the Purchaser hereunder.

(b) To accept an Offer, in whole or in part, the Purchaser must deliver a written notice to Atlas Pipeline Partners prior to the end of the second (2nd) Business Day after the Purchaser’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion that the Purchaser elects to purchase (the “Notice of Acceptance”). If no Notice of Acceptance is received by Atlas Pipeline Partners from the Purchaser during the Offer Period, then the Purchaser shall be deemed to have declined the Offer.

(c) Atlas Pipeline Partners shall have twenty-five (25) Business Days from the expiration of the Offer Period above, subject to extension at the discretion of Atlas Pipeline Partners with the consent of the Purchaser, such consent not to be unreasonably withheld, to offer, issue or sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the eligible Purchaser (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, Unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to Atlas Pipeline Partners than those set forth in the Offer Notice.

(d) Upon the closing of the Subsequent Placement, the Purchaser shall acquire from Atlas Pipeline Partners, and Atlas Pipeline Partners shall issue to the Purchaser, the number or amount of Offered Securities specified in the Notices of Acceptance upon the terms and conditions specified in the Offer. If Atlas Pipeline Partners does not consummate the closing of the Subsequent Placement within twenty-five (25) Business Days of the expiration of the Offer Period, Atlas Pipeline Partners shall not be required to issue to the Purchaser any of the Offered Securities. The purchase by the Purchaser of any Offered Securities is subject in all cases to the preparation, execution and delivery by Atlas Pipeline Partners and the Purchaser of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchaser and their respective counsel. Atlas Pipeline Partners and the Purchases agree that if any Purchaser elects to participate in the Offer, neither the Subsequent Placement agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby any Purchaser shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Purchaser prior to such Subsequent Placement, other than customary restrictions relating to possession of material nonpublic information.

(e) Any Offered Securities not acquired by the Purchaser or other persons in accordance with Section 5.02(c) or Section 5.02(d) above may not be issued, sold or exchanged until they are again offered to the Purchaser under the procedures specified in this Agreement, provided that, with respect to any such re-offer, in accordance with Section 5.02(c), the Offering Period shall only be one (1) Business Day.

(f) Notwithstanding anything to the contrary in this Section 5.02 and unless otherwise agreed to by the Purchaser, Atlas Pipeline Partners shall either confirm in writing to the Purchaser that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Purchaser will not be in possession of material nonpublic information other than information required to be provided to Purchasers in accordance with this Agreement, by the fifteenth (15th) Business Day, subject to extension at the discretion of Atlas Pipeline Partners with the consent of the Purchaser, such consent not to be unreasonably withheld following delivery of the Offer Notice; it being understood that, if not then publicly disclosed, the Purchasers agree to keep confidential any non-public information with respect to the Subsequent Placement. If by the fifteenth (15th) Business Day following delivery of the Offer Notice, or later day if extended as set forth above, no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Purchaser, such transaction shall be deemed to have been abandoned and the Purchaser shall not be deemed to be in possession of any material, non-public information with respect to Atlas Pipeline Partners. Should Atlas Pipeline Partners decide to pursue such transaction with respect to the Offered Securities, Atlas Pipeline Partners shall provide the Purchaser with another Offer Notice and the Purchaser will again have the right of participation set forth in this Section 5.02.

(g) Subsequent Placements prior to the Participation Date shall not result in aggregate proceeds to Atlas Pipeline Partners of more than $25,000,000.00.

Section 5.03 Excluded Securities Transactions. The restrictions contained in Section 5.01 and Section 5.02 shall not apply in connection with the issuance of any Excluded Securities.

Section 5.04 Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of Short Sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Purchased Units or the Warrant Units (as defined in the Warrant) acquired hereunder by the Purchaser until such time as the Registration Statement (as defined in the Registration Rights Agreement) is declared effective or the Purchased Units or the Warrant Units, as applicable, may be sold pursuant to Rule 144 (it being understood that the entering into of a total return swap should not be considered a short sale of Purchased Units or the Warrant Units). No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of Atlas Pipeline Partners otherwise owned by such Purchaser or borrowed from a broker after the date the press release contemplated by Section 5.06 is issued by Atlas Pipeline Partners; provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading of units of such Purchaser other than the Participating Unit so long as such other units are not acting on behalf of the Participating Unit and have not been provided with confidential information regarding Atlas Energy by the Participating Unit.

Section 5.05 Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Atlas Pipeline Partners and each Purchaser will, and Atlas Pipeline Partners shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or Atlas Pipeline Partners, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.

Section 5.06 Non-Disclosure; Interim Public Filings. Atlas Pipeline Partners shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release disclosing all material terms of the transactions contemplated herein and in the other Basic Documents. Before 8:30 a.m., New York time, on the first Business Day following the Closing Date, Atlas Pipeline Partners shall file a Current Report on

Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the other Basic Documents, if required by the Exchange Act. Thereafter, Atlas Pipeline Partners shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby. Notwithstanding the foregoing, Atlas Pipeline Partners shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser. From and after the issuance of the above-referenced press release, no Purchaser shall be in possession of any material, non-public information received from Atlas Pipeline Partners, any Subsidiary or any of their respective officers, directors, employees or agents, that is not disclosed in the above-referenced press release.

Section 5.07 Tax Information. Atlas Pipeline Partners shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Units.

Section 5.08 No Other Listed Class of Securities. On the Closing Date, Atlas Pipeline Partners will not have any class of securities that is traded on an exchange or an established securities market other than the Common Units.

Section 5.09 NYSE Listing of Common Units. Atlas Pipeline Partners will maintain the listing of the Common Units on the New York Stock Exchange.

ARTICLE VI

CLOSING DELIVERIES

Section 6.01 Conditions to the Closing.

(a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and

(ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) the representations and warranties of Atlas Pipeline Partners contained in this Agreement that are qualified by materiality or Atlas Pipeline Partners Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(ii) since the date of this Agreement, no Atlas Pipeline Partners Material Adverse Effect shall have occurred and be continuing;

(iii) no notice of delisting from The New York Stock Exchange shall have been received by Atlas Pipeline Partners with respect to the Common Units; and

(iv) Atlas Pipeline Partners shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Atlas Pipeline Partners’ closing deliveries described in Section 6.02 of this Agreement.

(c) Atlas Pipeline Partners’ Conditions. The obligation of Atlas Pipeline Partners to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by Atlas Pipeline Partners in writing, in whole or in part, to the extent permitted by applicable Law): the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

Section 6.02 Atlas Pipeline Partners Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Atlas Pipeline Partners will deliver, or cause to be delivered, to each Purchaser:

(a) the Purchased Units by delivering certificates (bearing the legend set forth in Section 4.07) evidencing such Purchased Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;

(b) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by Atlas Pipeline Partners;

(c) opinions addressed to the Purchasers from outside legal counsel to Atlas Pipeline Partners in substantially the form attached to this Agreement as Exhibit B;

(d) an Officer’s Certificate in substantially the form attached to this Agreement as Exhibit C; and

(e) a Warrant in substantially the form attached to this Agreement as Exhibit D, which shall have been duly executed by Atlas Pipeline Partners.

Section 6.03 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Atlas Pipeline Partners:

(a) payment to Atlas Pipeline Partners of each Purchaser’s Allocated Purchase Price by wire transfer of immediately available funds to an account designated by Atlas Pipeline Partners in writing at least two Business Days prior to the Closing Date; and

(b) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by such Purchaser; and

(c) a Warrant in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by such Purchaser.

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01 Indemnification by Atlas Pipeline Partners. Atlas Pipeline Partners agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by Atlas Pipeline Partners of the proceeds of any sale of the Purchased Units or (ii) the breach of any of the representations, warranties or covenants of Atlas Pipeline Partners contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

Section 7.02 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Atlas Pipeline Partners and its Representatives (collectively, “Atlas Pipeline Partners Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the covenants of such Purchaser contained herein.

Section 7.03 Indemnification Procedure. Promptly after any Atlas Pipeline Partners Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever Atlas Pipeline Partners has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of Atlas Pipeline Partners unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.02 Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the issuance and delivery of the Purchased Units for a period of one year, with the exception that representations and warranties set forth in Sections 3.01, 3.02(d), 3.07(b), 3.08, 3.13 and Section 4.01 shall survive perpetually. The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Atlas Pipeline Partners and the Purchasers pursuant to Article VII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 8.03 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Atlas Pipeline Partners from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 8.04 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon Atlas Pipeline Partners, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns; provided that the Placement Agent shall be a third party beneficiary of, and entitled to rely upon, the representations, warranties, covenants and agreements of Atlas Pipeline Partners and the Purchasers made in this Agreement and the other Basic Documents.

(b) Assignment of Purchased Units. All or any portion of a Purchaser’s Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws.

(c) Assignment of Rights. Each Purchaser may assign all or any portion of its rights, subject to an express assumption of each of the obligations under this Agreement without the consent of Atlas Pipeline Partners (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Units purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by this Section 8.04(c), such rights and obligations may not otherwise be transferred except with the prior written consent of Atlas Pipeline Partners (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Each affected Purchaser’s signature page shall be revised to reflect any assignments after the Closing.

Section 8.05 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses set forth on the signature pages hereof or to such other address as Atlas Pipeline Partners or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.

Section 8.06 Removal of Legend. Atlas Pipeline Partners shall remove the legend described in Section 4.07 from the certificates evidencing the Purchased Units and the Warrant Units at the request of a Purchaser submitting to Atlas Pipeline Partners such certificates, together with such other documentation as may be reasonably requested by Atlas Pipeline Partners or required by its transfer agent, subject to the conditions in this Section 8.06. Atlas Pipeline Partners shall cooperate with such Purchaser to effect removal of such legend. Subject to Section 4.5 and Section 5.6 of the Limited Partnership Agreement, the legend described in Section 4.07 shall be removed from the certificate upon which it is stamped and Atlas Pipeline Partners shall issue a certificate without such legend to the holder of Purchased Units or Warrant Units, as applicable, unless otherwise required by the securities Laws,

(i) if a registration statement covering such Purchased Units or Warrant Units, as applicable, is declared effective,

(ii) with respect to the Purchase Units, at any time on or after one year from the Closing Date,

(iii) if the Warrant or any portion thereof is exercised using the net issue method, then, with respect to the applicable Warrant Units, at any time on or after one year from the Closing Date, and if the Warrant or any portion thereof is exercised for cash consideration, then, with respect to the applicable Warrant Units, at any time on or after one year from the date the applicable Warrant Units are first delivered to the Purchaser, or

(iv) if, at any time on or after (A) six months from the Closing Date with respect to the Purchased Units and Warrant Units resulting from a net issue method of exercise of the Warrant or any portion thereof, or (B) six months from the date the applicable Warrant Units are first delivered to the Purchaser with respect to Warrant Units resulting from a cash exercise of the Warrant or any portion thereof, and, in the case of both (A) and (B), so long as the Purchaser provides Atlas Pipeline Partners with reasonable assurance that such Purchased Units or Warrant Units, as applicable, can be sold, assigned or transferred pursuant to Rule 144 or a similar rule under the Securities Act.

Atlas Pipeline Partners shall bear all costs and expenses associated with the removal of a legend pursuant to this Section 8.06. Each Purchaser acknowledges that Atlas Pipeline Partners’ agreement hereunder to remove all legends from the Purchased Units or Warrant Units, as applicable, is not an affirmative statement or representation that such Purchased Units or Warrant Units, as applicable, are freely tradable. Each Purchaser agrees that the removal of the restrictive legend from certificates evidencing the Purchased Units or Warrant Units, as applicable, as set forth in this Section 8.06 is predicated upon Atlas Pipeline Partners’ reliance that the Purchaser will sell the Purchased Units or Warrant Units, as applicable, pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and each Purchaser covenants and agrees that

(a) if Purchased Units or Warrant Units, as applicable, are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein,

(b) with respect to the Purchased Units, at any time prior to one year from the Closing Date, such Purchaser will not sell Purchased Units under Rule 144 or a similar rule under the Securities Act if it has been notified by Atlas Pipeline Partners that Atlas Pipeline Partners is not current in its reporting obligations thereunder, and

(c) if the Warrant or any portion thereof is exercised using the net issue method, then, with respect to the applicable Warrant Units, at any time prior to one year from the Closing Date, and if the Warrant or any portion thereof is exercised for cash consideration, then, with respect to the applicable Warrant Units, at any time prior to one year from the date the applicable Warrant Units are first delivered to the Purchaser, such Purchaser will not sell Purchased Units or Warrant Units, as applicable, under Rule 144 or a similar rule under the Securities Act if it has been notified by Atlas Pipeline Partners that Atlas Pipeline Partners is not current in its reporting obligations thereunder.

When Atlas Pipeline Partners is required to cause issuance of unlegended certificates to replace previously issued legended certificates, certificates for such Purchased Units or Warrant Units, as applicable, shall be transmitted by Atlas Pipeline Partners’ transfer agent by crediting the account of the Purchaser’s prime broker with The Depository Trust Company (“DTC”) through its Deposit / Withdrawal At Custodian system if Atlas Pipeline Partners is a participant in such system, and otherwise by physical delivery to the address specified by the Purchaser, within a reasonable time, not exceeding three (3) Business Days after submission by that Purchaser of legended certificate(s) to Atlas Pipeline Partners’ transfer agent together with a representation letter in customary form (the “Purchased Unit Delivery Date”). The certificates so delivered shall be in such denominations as may be requested by the Purchaser and shall be registered in the name of the Purchaser or such other name as shall be designated by the Purchaser. In addition to any other rights available to the Purchaser, if Atlas Pipeline Partners fails to deliver to the Purchaser a certificate or certificates representing the Purchased Units or Warrant Units, as applicable, pursuant to an exercise on or before this Purchased Unit Delivery Date, and if after such date the Purchaser is required by its broker to purchase (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Purchaser of the Purchased Units or Warrant Units, as applicable, which the Purchaser anticipated receiving upon such exercise (a “Buy-In”), then Atlas Pipeline Partners shall either, at such Purchaser’s option, (i) pay cash to the Purchaser in an amount equal to the Purchaser’s total purchase price (including brokerage commissions, if any) for the Common Units so purchased (the “Buy-In Price”), at which point Atlas Pipeline Partners’ obligation to deliver such certificate (and to issue such Common Units) or credit such Purchaser’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to deliver to the Purchaser a certificate or certificates representing such Common Units or credit such Purchaser’s balance account with DTC and pay cash to the Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units, times (B) the closing bid price on the date of exercise. Purchaser shall provide Atlas Pipeline Partners written notice indicating the amounts payable to the Purchaser in respect to the Buy-In, together with applicable confirmations and other evidence reasonably requested by Atlas Pipeline Partners. Nothing herein shall limit a Purchaser’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Atlas Pipeline Partners’ failure to timely deliver certificates representing Common Units or Warrant Units upon exercise of the Warrant as required pursuant to the terms hereof.

Section 8.07 Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Atlas Pipeline Partners or a Purchaser set forth herein or therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 8.08 Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws.

Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.10 Recapitalization, Exchanges, Etc. Affecting the Purchased Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of Atlas Pipeline Partners or any successor or assign of Atlas Pipeline Partners (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 8.11 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Atlas Pipeline Partners shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Atlas Pipeline Partners or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Atlas Pipeline Partners or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and Atlas Pipeline Partners under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ATLAS PIPELINE PARTNERS, L.P.

By:
Name:
Title:

Address for notices:	Atlas Pipeline Partners, L.P.
West Pointe Corporate Center I
1550 Coraopolis Heights Road, Second Floor
Moon Township, PA 15108
	Fax:	412-262-2820
	Attn:	Eugene N. Dubay

With copies to:	Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
	Fax:	215-735-2513
	Attn:	Lisa A. Ernst

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

By:
Name:
Title:

Number of Purchased Units:

Commitment Amount:

Name to be used on certificates:

Address for delivery of certificates:

Fax:
Attn:

Tax I.D. Number:

Address for notices:

Fax:
Attn: